Lawson Products Announces Closure of Its
Fairfield, New Jersey Facility

CHICAGO - November 8, 2016 - Lawson Products, Inc. (NASDAQ:LAWS), a distributor of products and services to the MRO and automotive marketplaces, today announced plans to close its distribution center in Fairfield, New Jersey by March 2017. The decision was made based upon the enhanced capabilities and efficiencies of its state-of-the-art McCook, Illinois distribution center which opened in 2012.

The 308,000 square foot McCook distribution center provides the company and its customers many benefits including increased fulfillment rates, enhanced product availability, and greater shipping options given the facility’s proximity to a UPS hub. Located in suburban Chicago, McCook will assume approximately 80 percent of the customers currently serviced by the company’s Fairfield distribution center with the remaining customers transitioning to Lawson’s Suwanee, Georgia facility. The company does not expect any service disruptions to its customers.

“We made the investment in state-of-the-art infrastructure in our McCook facility to maximize distribution center efficiency and accommodate growth to best serve our customers. Lawson Products continues to have a very strong infrastructure and significant capacity within its existing distribution network to grow,” said Michael DeCata, president and chief executive officer, Lawson Products.

“I would like to thank the entire Fairfield team for their commitment and their outstanding customer support,” DeCata said. The Fairfield distribution center opened in 1976 and employs 37 people. Positions will be phased out over the coming months and the company will work with the affected employees, offering outplacement support and other resources.

Lawson Products expects to record estimated one-time cash charges primarily consisting of severance, labor and inventory transfer costs between $1.4 million and $1.7 million during the fourth quarter of 2016 and the first quarter of 2017. The company expects the closure of this facility will result in annual net savings of approximately $1.2 million. The company expects to realize a gain in excess of the closure costs when the Fairfield facility is sold.

About Lawson Products, Inc.
Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With several strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2015, Form 10-K filed on February 18, 2016. The Company undertakes no obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

Media Contact:
Lawson Products, Inc.
Julie Baron
Julie@CommunicationWorks.biz
847-525-3043
or
Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665
Ron.Knutson@lawsonproducts.com